The Board of Directors
The WMF Group Ltd.

We consent to the incorporation by reference in the registration statement on Form S-8 of The WMF Group, Ltd. of our report dated March 27, 1996, with respect to the consolidated balance sheet of WMF Holdings Ltd. (a wholly owned subsidiary of Commonwealth Overseas Trading Company Limited) as of December 31, 1995, and the related consolidated statements of operations, changes in stockholder's equity and cash flows for the years ended December 31, 1995 and 1994, which report appears in the Form S-1 of The WMF Group, Ltd. dated October 30, 1997.

                                                   KPMG PEAT MARWICK LLP


Washington, D.C.
December 5, 1997